Exhibit 10.1

China Merchants Bank Co., Ltd.

Shanghai Branch

Credit Extension Agreement

(Applicable to working capital loan without the need to sign a separate loan contract)

Credit Extension Agreement

(Applicable to working capital loan without the need to sign a separate loan contract)

No.: 4802181206

Credit Grantor: China Merchants Bank Co., Ltd., Shanghai Dalian Road Sub-branch (hereinafter referred to as "Party A")

Chief Person-in-charge: Lu Min

Credit Applicant: SHANGHAI CELLULAR BIOMEDICINE CO., LTD. (hereinafter referred to as "Party B")

Legal Representative/Chief Person-in-charge: LIU BIZUO

Upon Party B's application, Party A agrees to provide Party B with the credit line for use by Party B. NOW, THEREFORE, This Agreement is entered into by and between Party A and Party B on the following terms and conditions through full consultation and in accordance with the relevant laws and regulations.

Article 1 Line of Credit

1.1 Party A shall provide Party B with credit lines of RMB 100 million only in word (including other currencies of equivalent value, with the exchange rate being calculated according to the foreign exchange quotation announced by Party A at the time of occurrence of each specific business, the same below), including revolving credit lines and/or one-off credit lines.

The types of credit under the credit line include but not limited to one or more credit services such as loans/order loans, trade financing, bill discounting, commercial draft acceptance, commercial acceptance draft discounting guarantee, international / domestic letters of guarantee (L/G), customs duty payment guarantee, legal person account overdraft, derivative transactions, and gold lease.

The revolving credit line refers to the maximum limit of the sum of the principal balance(s) of one or more of the credit services provided by Party A for Party B in the preceding paragraph during the credit period.

One-off credit line means that the cumulative amount of the various credit services provided by Party A for Party B in the preceding paragraph during the credit period shall not exceed the amount of the one-off credit line stipulated in this Agreement. Party B shall not use the one-off credit line in a recycling way, and the corresponding amount of the multiple credit services applied for by Party B shall occupy the amount of the one-off credit line until it is fully occupied.

"Trade financing" includes but is not limited to international/domestic letters of credit, advance against inward documentary bills, shipping guarantees, inward bills purchased under collection, packing loans, advance against outward documentary bills, export negotiation, outward bills purchased under collection, import/export remittance financing, credit guarantee financing, factoring, and check guarantees.

1.2 If Party A is to perform the import factoring and domestic buyer factoring services with Party B as the payer, the receivables of Party A assigned to Party B shall occupy the above credit lines; if Party B applies to Party A for domestic seller factoring or export factoring service, the basic purchase amount provided by Party A to Party B with Party A's own funds or other funds of legal source shall occupy the above credit lines.

1.3 If Party A, due to its internal procedural needs, authorizes another branch of China Merchants Bank to forward a L/C to the beneficiary after the L/C is opened, such L/C and the documentary exchange and shipping guarantee thereunder shall occupy the above credit lines.

When opening an import L/C, if the advance against inward documentary bills actually occurs under the same L/C, the import L/C and the advance against inward documentary bills shall occupy the same amount at different stages, i.e., when the advance against inward documentary bills occurs, the amount recovered by L/C payment shall be used to offset the advance against inward documentary bills, which is deemed to occupy the same amount of the original import L/C.

1.4 Credit lines shall not include the corresponding credit amount of margin or deposits pledge guarantee provided by Party B or a third party exclusively for a single specific service under the Agreement, the same as below.

1.5 If there is any outstanding balance for the specific service performed under / (name of the agreement) numbered / concluded by and between Party A (or its subordinate organizations) or / and Party B, such balance shall be automatically incorporated into this Agreement and directly occupy the credit line hereunder.

Article 2 Credit Period

The credit period is twelve (12) months commencing from December 31, 2018 and ending on December 30, 2019. Except as otherwise stipulated herein, Party B shall, within the said period, submit an application to Party A for use of the credit line, and Party A shall not accept any such application submitted by Party B beyond the expiry date of the credit period.

Article 3 Use of Credit Lines

3.1 Types and scope of credit lines

The types of credit lines hereunder (revolving lines or one-off lines) and the applicable types of credit services, the amount of credit lines corresponding to each specific type of credit services, the conjunctive use of different credit services, and the specific conditions for use shall be subject to the approval from Party A. If Party A adjusts Party A's original approval opinions according to Party B's application during the credit period, Party A's subsequent approval opinions shall constitute a supplement and change to the original approval opinions, and so on.

3.2 The specific business agreements signed by and between Party A and Party B on the specific services under the credits (whether a single agreement/application or framework agreement) shall constitute an integral part of this Agreement and shall stipulate the arrangement of rights and obligations related to specific services.

Party B shall apply for the credit line one by one and shall submit the materials required by Party A for Party A's review and approval. Party A has the right to decide whether or not to approve the application according to its internal management requirements and Party B's business conditions, and to unilaterally reject Party B's application without assuming any form of legal liability to Party B. If the provisions of this paragraph are inconsistent with those of other paragraph, the provisions of this paragraph shall prevail.

The specific amount, term, interest rate, costs, purposes and other service factors in respect of each loan or other credits shall be determined by the specific service agreement, relevant service vouchers confirmed by Party A and service records on Party A's system.

3.3 Where Party B applies for a working capital loan within the credit line, Party A and Party B need not to sign the Loan Contract on a case-by-case basis. In applying for use of each working capital loan, Party B shall submit the withdrawal application, loan receipts and other materials required by Party A according to the different requirements for independent payment and entrusted payment (such applications, loan receipts and other materials may be affixed with Party B's reserved seal at Party A or submitted in any other manner approved by Party A). Party A shall review and approve each of Party B's applications and the actual amount of each withdrawal, start and end time, purposes, interest rate and other relevant matters shall be subject to the loan receipts and the service records on Party A's system. Matters not covered by the loan receipts and Party A's system shall be subject to the provisions of this Agreement.

The application for withdrawal, loan receipts and service records on Party A's system shall constitute an integral part of this Agreement.

3.4 The specific period for use of each loan or other credits within the credit line shall be determined according to the operation needs of Party B and the business management rules of Party A. The expiry date of each specific service may be later than the expiry date of the credit (except otherwise required by Party A).

3.5 During the credit period, Party A shall have the right to regularly assess Party B's business and financial conditions in each year, and adjust the amount of credit lines available to Party B in the light of the assessment results (Tick √ if this paragraph applies).

Article 4 Working Capital Loan Interest Rate

4.1 The interest rate of any loan hereunder shall be specified by Party B in the corresponding withdrawal application and finalized upon Party A's approval. If it is inconsistent with the loan receipt, the loan receipt shall prevail.

4.2 Party A has the right to regularly or irregularly adjust the floating ratio and/or the basic point of the working capital loan in the light of the changes in relevant state policies, domestic credit market price or Party A's credit policies. Once Party A decides to do the adjustment, it shall notify Party B of such adjustment in advance. Such adjustment takes effect upon the giving of a notice by Party A to Party B, and the specific floating ratio and/or basic point of the relevant loans newly withdrawn by Party B and the loans withdrawn before the entry into force of the notice and not yet repaid by Party B shall be in accordance with Party A's notice.

In the event of any conflict or inconsistency between this paragraph and any other provisions hereof, the provisions of this paragraph shall prevail.

4.3 If Party B fails to use any loan in accordance with the provisions of this Agreement, an interest calculated at the original interest rate plus 100 % shall be charged on the part of the loan which is not used for the purposes stipulated in this Agreement from the date when the purposes of the loan are changed. The original interest rate refers to the interest rate applicable before the purposes of the loan are changed.

If Party B fails to repay the loan on time, an interest calculated at the original interest rate (the interest rate for the overdue loan) plus 50 % shall be charged on the outstanding part of the loan from the first date when the loan becomes overdue. The original interest rate refers to the interest rate applicable before the maturity date (including early maturity date) of the loan (in the case of a floating rate, it is the last floating period before the maturity date (including the early maturity date).

If any loan is overdue and not used for the purpose stipulated herein, the higher of the abovementioned interests shall apply.

4.4 In the event that the loan interest rate is adjusted by the People's Bank of China during the loan period, the relevant regulations of the People's Bank of China shall apply.

4.5 The loan interest shall be calculated according to the actual amount of the loan and the actual number of days of use of the loan from the date when the loan reaches Party B's account. The interest shall be calculated once on a quarterly basis and the value date shall be the 20th day of the last month of each quarter. The daily interest rate shall be converted in accordance with the relevant regulations of the People's Bank of China or international practice.

If the maturity date of the loan falls on a holiday, it shall be automatically postponed to the first working day following the holiday, and the interest calculated according to the actual number of days of use of the loan.

4.6 Party B shall pay interest on each value date, and Party A may deduct the corresponding amount directly from any of Party B's accounts opened in China Merchants Bank. If Party B fails to pay the interest on time, a compound interest shall be charged on the interest payable at the interest rate for the overdue loan as stipulated in this article.

Article 5 Guarantees

5.1 All debts owed by Party B to Party A hereunder shall be mortgaged (pledged) by ____________________with the property owned by it or of which it has the right to dispose according to law, for which the parties shall sign a separate guarantee contract.

5.2 All debts owed by Party B to Party A hereunder shall be guaranteed by CELLULAR BIOMEDICINE GROUP HK LIMITED as a joint guarantor who shall issue to Party A in a separate letter of guarantee. and/or

If the guarantor fails to sign the guarantee contract and complete the guarantee procedure according to this article (including the debtor's defense against the receivables prior to the pledge thereof), Party A shall have the right to refuse to grant the credit to Party B.

5.3 If the mortgagor provides real estate mortgage guarantee for all debts owed by Party B to Party A hereunder, and if Party B is aware that the mortgaged property has been or may be included in the government's demolition and expropriation plan, Party B shall immediately notify Party A and shall urge the mortgagor to continue to provide guarantee for Party B's debts with the compensation provided by the demolition party and to timely complete the guarantee procedure in accordance with the mortgage contract, or to provide other guarantee measures satisfactory to Party A.

If the mortgaged property falls under any of the circumstances mentioned in the preceding paragraph, which requests for the provision of new guarantees or the taking of other guarantee measures, the relevant costs incurred therefrom shall be borne by the mortgagor, for which Party B shall bear the joint and several liability. Party A has the right to deduct the costs directly from Party B's account.

Article 6 Party B’s Rights and Obligations

6.1 Party B shall enjoy the following rights:

6.1.1 Party B shall have the right to require Party A to provide loans or other credits within the credit line in accordance with the conditions stipulated herein;

6.1.2 Party B has the right to use the credit line according to the provisions hereof;

6.1.3 Except otherwise stipulated by laws and regulations or otherwise required by the regulatory authority, Party B shall have the right to require Party A to keep confidential the information provided by Party B on its production, operation, property and accounts, among others.

6.1.4 Party B has the right to transfer debts to a third party with the consent of Party A.

6.2 Party B shall undertake the following obligations:

6.2.1 Party B shall truthfully provide the documentation (including but not limited to the provision of Party B's true financial books/statements and annual financial reports, major decisions and changes in production, operation and management, withdrawal/payment documents, information relating to collateral, etc. within the period required by Party A), all banks of deposits, accounts, balances of deposits and loans and other information required by Party A, and shall assist Party A in investigating, reviewing and inspecting;

6.2.2 Party B shall accept the supervision by Party A to its use of the credit funds, production and management and financial activities;

6.2.3 Party B shall use the loans and/or other credits in accordance with the provisions of, and/or the undertakings under this Agreement and each specific contract;

6.2.4 Party B shall repay the principal, interest and expenses in respect of the loans, advances and other credit debts in full and in time in accordance with the provisions of this Agreement and each specific contract;

6.2.5 Any transfer of the debts hereunder to a third party in whole or in part is subject to the written consent from Party A;

6.2.6 If Party B has any of the following circumstances, Party B shall immediately notify Party A and actively assist Party A in taking measures to guarantee the safe repayment of the principal, interest and all expenses in respect of the loans, advances and other credit debts hereunder:

6.2.6.1 Party B suffers major financial losses, assets losses or other financial crises;

6.2.6.2 Party B provides loans or guarantees for third parties, or provides mortgage (pledge) guarantees with its own property (rights);

6.2.6.3 Party B is shut down, revoked or cancelled its business license, applies for or is applied for bankruptcy, is dissolved or otherwise;

6.2.6.4 Party B's normal operation is affected by the major operational or financial crises of its controlling shareholders and other related companies;

6.2.6.5 Party B is engaged in a related transaction amounting to more than 10% of Party B's net assets with its controlling shareholders and other related companies;

6.2.6.6 Party B is involved in any action, arbitration or criminal or administrative punishment that has major adverse effect on the business or property status of Party B;

6.2.6.7 Any other major issue that may affect Party B's solvency has occurred.

6.2.7 Party B shall not be negligent in managing and recovering debts due nor shall it dispose of its major properties for free or by other inappropriate means.

6.2.8 Party B shall not engage in such important matters as consolidation (merger), separation, reorganization, joint venture (cooperation), transfer of property (shares), shareholding reform, foreign investment, and increasing debt financing, without the written consent of Party A.

6.2.9 At the request of Party A, Party B shall (Tick "√" in ⬜):

⬜ cover insurance for its key assets and appoint Party A as the primary beneficiary;

⬜ not sell or mortgage / assets designated by Party A before the credit debts are paid off;

⬜ impose the following restrictions on the dividends due to its shareholders before the credit debts are paid off:

/

⬜ Other: /

6.2.10 In the case of dynamic pledge of accounts receivable, Party B shall ensure that the balance of credit at any time point during the credit period shall be lower than / % of the balance of the pledged receivables, failing which, Party B shall provide new accounts receivable approved by Party A for pledging or adding to the margin until the balance of the pledged receivables x / %+ effective margin > credit balance.

6.2.11 In the event that Party B provides a pledge of margin, if the balance of the margin account is less than / % of the corresponding amount of specific business due to exchange rate fluctuation, Party B shall be obliged to supplement the corresponding amount of margin or other guarantees as required by Party A.

6.2.12 Party B shall ensure that the sales payment for import goods shall be recovered from Party A designated account and that notes and/or documents under L/C shall be transferred to Party A in export negotiations.

Article 7 Party A’s Rights and Obligations

7.1 Party A shall enjoy the following rights:

7.1.1 Party A has the right to require Party B to repay the principal, interest and expenses in respect of the loans, advances and other credit debts under this Agreement and each specific contract in full and in time;

7.1.2 Party A has the right to require Party B to provide materials relevant to the use of its credit lines;

7.1.3 Party A has the right to understand Party B’s production, management and financial activities;

7.1.4 Party A has the right to supervise Party B's use of the loans and/or other credits for the purposes stipulated in this Agreement and in each specific contract, and to unilaterally and directly suspend or restrict the enterprise online banking functions of Party B's account when necessary (including but not limited to closure of e-banking, presetting the list of payment objects/payment limit per transaction/staged payment limits or taking other restrictive measures), restrict the sale of settlement documents, or restrict the telephone banking, mobile phone banking and other non-counter payment and general exchange functions of Party B's accounts;

7.1.5 According to its internal procedural needs, Party A has the right to authorize other branches of China Merchants Bank located in the place of the beneficiary to forward the L/C to the beneficiary after accepting Party B's application for opening the L/C.

7.1.6 Party B has the right to deduct money directly from the account opened by Party B in any institution of China Merchants Bank for repaying the debts owed by Party B under this Agreement and each specific contract (where the credit debts are not in Renminbi, Party A shall have the right to purchase the foreign exchange directly from Party B's RMB account at the exchange rate announced by Party A at the time of deduction to repay the principal, interest and fees in respect of the credits);

7.1.7 Party A has the right to assign the debts owed to it by Party B, notify Party B of the assignment via facsimile, mail, personal delivery, announcement in public media or otherwise, and urge Party B to repay the debts;

7.1.8 Party A has the right to supervise Party B's account, entrust other institutions of China Merchants Bank other than Party A to supervise Party B's account, and control the payment of the loan funds according to the purposes and scope of payment agreed by the parties;

7.1.9 Other rights stipulated in this Agreement.

7.2 Party A shall undertake the following obligations:

7.2.1 Party A shall grant loans or other credits within the credit lines in accordance with the conditions set out in this Agreement and each specific contract; and;

7.2.2 Except otherwise provided by laws and regulations or otherwise required by regulatory authorities, Party A shall keep confidential the information in connection with Party B’s assets, finance, production and operation.

Article 8 Party B Specifically Makes the Following Warranties

8.1 Party B is a corporate entity duly organized and lawfully existing in accordance with Chinese laws. Its registration and annual report publicity formalities are true, legitimate and valid. Party B has sufficient civil capacity to sign and implement this Agreement;

8.2 Party B has been fully authorized by its board of directors or any other competent authorities to sign and fulfill this Agreement;

8.3 Documents, materials and vouchers provided by Party B regarding Party B, guarantor, mortgagor (pledgor) and mortgaged (pledged) property are true, accurate, complete and valid, and are free from major errors in nonconformity with the facts or omission of any major facts;

8.4 Party B shall strictly abide by the specific service agreements and the various correspondences and related documents it has issued to Party A;

8.5 No action, arbitration or criminal or administrative punishment that may have major adverse effect on Party B or Party B's main property occurs at the time of signing this Agreement or during the performance of this Agreement. In the event that any such action, arbitration or criminal or administrative punishment occurs, Party B shall immediately notify Party A;

8.6 Party B shall strictly abide by the laws and regulations of the state in its business activities, engage in business activities in strict accordance with its business license or the business scope approved by law, and go through such procedures as annual registration and inspection, and operating period extension/prolonging;

8.7 Party B shall maintain or improve its existing operation and management level, ensure the value preservation and appreciation of existing assets, and shall not give up any debts due, nor shall it dispose of the existing major property for free or by other improper means;

8.8 Without Party A's permission, Party B shall not pay off other long-term debts in advance, and / , / ;

Party B shall ensure that no financial indicator of Party B is short of the following requirements during the working capital loan period:

  /

8.9 In signing and performing this Agreement, Party B has not incurred any other major events that affect the performance of Party B's obligations hereunder.

8.10 The loans applied for under the credits are in conformity with the requirements of laws and regulations. Party B shall not use the loans for investment in fixed assets, equity, etc., purchase and sale of negotiable securities, futures and real estate in violation of regulations, mutual lending to obtain illegal incomes, fields and purposes where production and operation is prohibited by the state; or purposes other than stipulated in this Agreement and the withdrawal application;

If the loan funds are paid by the borrower independently, Party B shall regularly (at least on a monthly basis) send Party A summary reports regarding the payment of the loan funds. Party A has the right to verify whether the loan payments conform to the agreed purposes by means of account analysis, certificate examination and on-site investigation.

8.11 Party B undertakes that within the validity term of this Agreement, twice the net assets of Party B shall be higher than the amount of principal of and interest on the loan hereunder.

Article 9 Special Provisions on Working Capital Loans

9.1 Withdrawal and use

For the purpose of this Agreement, Party B may use the working capital loans by means of independent payment and entrusted payment.

9.1.1 Independent payment

Independent payment refers to payment independently made by Party B to Party B's counterparty stipulated herein after Party A has released the loan funds to Party B's account according to Party B's withdrawal application.

9.1.2 Entrusted payment

Entrusted payment refers to payment of the loan funds by Party A via Party B's account to Party B's counterparty stipulated herein according to Party B's withdrawal application and payment authorization. For loan funds adopting an entrusted payment method, Party B shall authorize Party A to make the payment to Party B's counterparty via Party B's account on the date of release of the loan (or the working day next following the date of release).

9.1.3 Under the following circumstances, Party B shall unconditionally and fully adopt the entrusted payment method;

9.1.3.1 Party B's single withdrawal exceeds RMB 10 million (inclusive, or equivalent foreign currency);

9.1.3.2 Party A requires Party B to adopt the entrusted payment method according to regulatory requirements or due to risk control needs.

9.1.4 Where the entrusted payment method is adopted, the payment after the loan is released is subject to approval from Party A. Party B shall not evade Party A's supervision by means of online banking, check transfer, or breaking up the whole into parts, etc.

9.2 Early repayment

9.2.1 If Party B applies for early repayment, it shall submit a written application to Party A seven (7) working days prior to the planned date of early repayment and pay Party A the liquidated damages for early repayment. Liquidated damages for early repayment = amount of early repayment x ratio of liquidated damages ( / %). After Party A has reviewed and approved Party B's application for early repayment, Party B shall pay Party A the liquidated damages for early repayment in full within the time limit required by Party A. If Party B fails to do so, Party A shall have the right to reject Party B's application for early repayment, but no obligation to properly mitigate the amount of liquidated damages for early repayment in its own discretion according to such factors as the remaining period of the loan when Party B makes the early repayment.

9.2.2 Where Party B makes an early repayment of the loan, the interest rate shall still be calculated in accordance with the provisions of this Agreement and the interest payable shall be calculated in accordance with the actual term of loan.

9.3 Roll-over

If Party B is unable to repay any loan hereunder on schedule, and needs to go through the roll-over formalities, it shall submit a written application to Party A one (1) month prior to the maturity date of the loan; if Party A agrees to such roll-over upon review, the parties shall sign a separate roll-over agreement. If Party A does not agree to the roll-over, the loans occupied by Party B and the accrual interest payable shall still be repaid in accordance with the provisions of this Agreement and the corresponding loan receipts.

⬜ 9.4 Special account for loans (if applicable, please tick "√" in "⬜")

The release and payment of all loan funds hereunder must be made via the following account:

Account Name: SHANGHAI CELLULAR BIOMEDICINE CO., LTD.;

Account No.: 121931396310901

Bank of Deposit: China Merchants Bank, Shanghai Dalian Road Sub-branch

9.5 The monitoring of Party B's fund return account

9.5.1 Party A and Party B agree to designate the following account as Party B's fund return account:

Account Name: SHANGHAI CELLULAR BIOMEDICINE CO., LTD.;

Account No.: 121931396310901

Bank of Deposit: China Merchants Bank, Shanghai Dalian Road Sub-branch

9.5.2 The account monitoring requirements are as follows: /

Party A has the right to recover the loans in advance according to the amount of funds returned to Party B, i.e., when there are returned funds in the account, the loans corresponding to such returned funds may be deemed as due in advance, and Party A shall have the right to make deductions directly from the account to repay the loans.

9.6 Party B shall provide the receipts and payments in the abovementioned account on a quarterly basis and assist Party A in monitoring the relevant accounts and returned funds.

Article 10 Default Events and Handling

10.1 A default event shall be deemed to have occurred under any of the following circumstances:

10.1.1 Party B fails to perform or violates any of the obligations hereunder;

10.1.2 The relevant representations and warranties made by Party B hereunder are untrue or incomplete, or Party B violates the requirements of this article and fails to make rectifications as required by Party A;

10.1.3 Party B fails to withdraw or use the loans in accordance with the provisions of this Agreement, or fails to use the funds in the fund return account as required by Party A, or fails to accept Party A's supervision, and fails to immediately make rectifications as required by Party A; or

10.1.4 Party B is involved in a major default event under a lawful and effective contract with any other creditor and such event is not satisfactorily resolved within three (3) months from the date of the default.

The abovementioned major default event means that Party B's breach of contract confers its creditors the right to claim more than RMB / to Party B.

10.1.5 Party B's new third board listing encounters major obstacles or suspension of listing application; Party B is issued a warning letter, ordered to make rectifications, imposed restrictions on securities account transactions and taken other self-regulatory measures for more than three (3) cumulative times or is given disciplinary punishment, listing termination or other punishments;

10.1.6 Other circumstances that Party A considers may damage the lawful rights and interests of Party A.

10.2 If any one of the following circumstances occurs, which Party A considers may affect the guarantor's guarantee ability, Party A shall require the guarantor to eliminate the adverse effects thus incurred by the guarantor, or require Party B to increase or change the guarantee conditions. If the guarantor and Party B fail to provide cooperation, a default event shall be deemed to have occurred:

10.2.1 Any circumstance similar to one of those stipulated in Article 6.2.6 hereof occurs or the circumstance stipulated in Article 6.2.8 occurs without the consent of Party A;

10.2.2 When issuing an irrevocable letter of guarantee, the guarantor conceals its actual ability in undertaking the guarantee responsibility, or fails to obtain the authorization from the competent authority;

10.2.3 The guarantor fails to complete the annual inspection and registration procedures and the operating period extension/prolonging procedures on time;

10.2.4 The guarantor is negligent in managing and recovering debts due or disposes of its major properties for free or by other inappropriate means.

10.2.5 The Guarantor fails to perform or violates the obligations stipulated in the Letter of Guarantee/Commitment issued by the Guarantor.

10.3 In case any one of the following circumstances occurs, which Party A considers may cause the mortgage (or pledge) to be void or null or the mortgaged (pledged) property to be insufficient, Party A shall require the mortgagor (or pledgor) to eliminate the adverse effects resulting therefrom, or require Party B to increase or change the guarantee conditions. If the mortgagor (or pledgor) fails to provide cooperation, a default event shall be deemed to have occurred:

10.3.1 The mortgagor (or pledgor) has no ownership or right to dispose of the mortgaged (or pledged) property or its ownership has disputes;

10.3.2 The mortgaged (or pledged) property has been leased, sealed up, detained, regulated or imposed legal priority (including but not limited to the priority in relation to construction funds), and/or the occurrence of any of such circumstances is concealed;

10.3.3 Without the written consent of Party A, the mortgagor transfers, leases, re-mortgages or otherwise disposes of the mortgaged property in any other improper way, or though with the written consent of Party A, the mortgagor fails to use the proceeds from the disposal of the mortgaged property to repay the debts owed to Party A by Party B as required by Party A;

10.3.4 The mortgagor fails to properly keep, maintain and repair the mortgaged property, resulting in obvious decrease in the value of the mortgaged property; or the mortgagor's actions directly endanger the mortgaged property and result in decrease in the value of the mortgaged property; or the mortgagor fails to cover insurance for the mortgaged property in accordance with the requirements of Party A during the mortgage period;

10.3.5 The mortgaged property has been or may be included in the scope of government demolition and expropriation, and the mortgagor fails to immediately notify Party A and fulfill the relevant obligations as stipulated in the mortgage contract;

10.3.6 The mortgagor uses his property mortgaged in China Merchants Bank to provide the residual mortgage guarantee for the transaction hereunder, and settles his personal mortgage loan in advance without the consent of Party A before Party B pays off the credit hereunder.

10.3.7 The Mortgagor (or Pledgor) fails to perform or violates the obligations stipulated in the Guarantee Contract / Letter of Commitment signed thereby.

10.4 Where any guarantee hereunder includes the pledge of accounts receivable, and the debtor of the accounts receivable suffers a significant deterioration in his business, evades debts by transferring property/illegally withdrawing funds, colludes with the pledgor of the accounts receivable to alter the repayment path, resulting in the failure of the accounts receivable to enter the special account for repayment, loss of business reputation, loss or possible loss of performance ability or other major events that will affect its solvency, Party A shall have the right to request Party B to provide the corresponding guarantee or new effective accounts receivable for pledging. If Party B fails to provide such guarantee, it is deemed that a default event has occurred.

10.5 In case any of the default events mentioned above occurs, Party A shall have the right to take the following measures separately or concurrently:

10.5.1 Reduce the credit line hereunder, or stop the use of the remaining credit line;

10.5.2 Recover in advance the principal, interest and related expenses for loans already released within the credit line;

10.5.3 For drafts accepted or L/Cs, letters of guarantee and shipping guarantees issued (including forwarded upon authorization) by Party A during the credit period, whether Party A has made advance payments or not, Party A may require Party B to increase the amount of margin, or transfer Party B's deposit in other accounts opened in the side of Party A to its margin account as the margin for paying off Party A's future advances hereunder or have the corresponding amount escrowed by a third party as the margin for Party A's future advances for Party B;

10.5.4 For creditor's rights of any unpaid receivables transferred by Party B to Party A under the factoring transaction, Party A shall have the right to request Party B to immediately fulfill its repurchase obligations and to take other recovery measures in accordance with the relevant specific transaction agreement; for creditor's rights of any receivables transferred by Party B to Party A under the factoring transaction, Party A shall have the right to immediately recover such debts from Party B.

10.5.5 Party A may also directly request Party B to provide other property acceptable to Party A as a new guarantee. If Party B fails to provide the new guarantee as required, it shall pay / % of the amount of credit lines hereunder as the liquidated damages.

10.5.6 Party A may directly freeze/withhold the deposit in any settlement account and/or other accounts opened by Party B in China Merchants Bank;

10.5.7 For the working capital loans under the credits, Party A may change the conditions of entrusted payment of the loan funds and cancel the use of loans by Party B in the form of "independent payment";

10.5.8 Recourse pursuant to this Agreement.

10.6 The amount recovered by Party A shall be used to repay the credits in the order of whose expiry date comes late. The specific order of repayment of each credit shall be in the order of fees, liquidated damages, compound interest, default interest, interest and the principal of credit, until the principal, interest and all related expenses are paid off.

Except otherwise required by laws and regulations, Party A shall have the right to unilaterally adjust the order of repayment.

Article 11 Alteration and Rescission

No alteration or rescission of this Agreement may be made unless a written agreement is reached by and between the parties through consultation. This Agreement shall remain valid before such written agreement is reached. Neither party may unilaterally alter, modify or rescind this Agreement.

Article 12 Miscellaneous

12.1 Party A's tolerance or connivance of any act of violation or delay by Party B or deferred exercise of the rights or interests deserved by such party hereunder during the validity term of this Agreement shall not impair, affect or restrict Party A's enjoyment of all rights and interests by law and hereunder, nor be deemed as Party A's permission or recognition of any violation, default or delay or as Party A's waiver of its right to take actions against any existing or future violation or delay.

12.2 Party B shall be liable for repaying all debts owed to Party A hereunder even if this Agreement becomes invalid at law in whole or in part for whatever reason. If the above circumstance occurs, Party A shall be entitled to terminate its performance of this Agreement and may immediately claim against Party B for all debts owed by Party B hereunder.

If in performing the obligations hereunder, Party A incurs additional costs due to changes in the applicable laws or policies, Party B shall, at the request of Party A, compensate for such additional costs.

12.3 All notices, requests or other documents in connection with this Agreement shall be sent in writing (including but not limited to by means of letter, fax, e-mail, Party A’s e-bank, SMS, WeChat, etc.).

Party A's Mailing Address: No.1546 Dalian Road, Yangpu District, Shanghai

Company E-mail: lichenyang@cmbchina.com	Fax:

Mobile:	Company WeChat:

Party B's Mailing Address: No.85 Faladi Road, Pudong New Area, Shanghai

Company Email:	Fax:

Mobile:	Company WeChat:

12.3.1 A notice shall be deemed to have been given: if delivered personally (including but not limited to the circumstance in which such notice is delivered by a lawyer/notary or by courier), at the time of signature by the recipient (if the recipient rejects such notice, such notice shall be deemed to have been given after seven (7) days as of the date of rejection/return or the date of posting (whichever is earlier); if delivered by mail, it should be deemed to have been given at seven (7) days after posting; if delivered by fax or e-mail, Party A’s e-bank notice, SMS or WeChat or other electronic means, it should be deemed to have been given on the date when the sender’s system indicates that such notice has been sent.

If Party A notifies Party B of the debts transfer or claims against Party B for repayment by issuing an announcement through public media, such notice shall be deemed to have been given on the date of such announcement.

If either party changes its mailing address, e-mail, fax number, phone number, or WeChat number, such party shall give a notice of change to the other party within five (5) working days of such change. If such party fails to give such notice of change, the other party shall have the right to deliver a notice according to the original mailing address or information. If a notice fails to be given due to change in the mailing address, such notice shall be deemed to have been given after seven (7) days as of the date of return or the date of posting (whichever is earlier). Without prejudice to the legal effect of the service, the party making such change shall assume all losses arising therefrom, if any.

12.3.2 The above mailing address, e-mail, fax number, phone number, or WeChat number shall become the address to which the relevant notarization documents and judicial documents (including but not limited to the pleadings/applications for arbitration, evidence, subpoena, notice of respondence to action, notice of adducing evidence, notice of court session, notice of hearing, written judgment/award, written verdict, mediation documents, notice of execution within the specified period and other legal instruments created at the stage of trial and enforcement) shall be delivered. The notarization documents and judicial documents shall be deemed to have been effectively given by the appellate court and the notary organization when the same are delivered by such written form as agreed herein to the above address (the specific service standard shall be determined by reference to the provisions of Article 12.3.1).

12.4 The parties agree that for any service application under the trade financing service, Party B may only need to bear the reserved seal in accordance with the Reserved Seal Authorization provided by Party B to Party A and that the parties shall acknowledge the effect of such seal.

12.5 The parties acknowledge that if Party B submits any application or service voucher in respect of the credit service through the online enterprise bank system, it shall be deemed as the expression of the true intent of Party B; and that Party A shall have the right to fill out the relevant service vouchers based on the application information issued online and Party B acknowledges the authenticity, accuracy and legality of such service vouchers.

12.6 The written supplemental agreement reached by the parties through consultation over the matters not covered herein or any change, and the specific contracts hereunder constitute annexes to this Agreement and become an integral part of this Agreement.

12.7 In order to provide convenience in performing the service, any branch within the jurisdiction of Party A may handle all transaction operations in which Party A is involved (including but not limited to acceptance of applications, data review, loan granting, transaction confirmation, deduction, inquiry, receipt printing, collection, deduction and collection, and issuance of notices) and generate, sign or issue the relevant letters. The service operation and letters carried out and issued by such branch within the jurisdiction of Party A shall be deemed as the act done by Party A and shall be binding upon Party B.

12.8 Annexes hereto constitute an integral part of this Agreement and are automatically applicable to the specific service actually taking place between the parties.

12.9 If this Agreement shall be notarized (other than the compulsory notarization) or is otherwise relevant to the matters for which a third party shall be entrusted to provide services, the relevant costs shall be for the account of the entrusting party. If the parties jointly act as the entrusting party, the relevant costs shall be equally shared by the parties. If Party B is unable to repay its debts owed to Party A under this Agreement when due, all costs incurred by Party A for realization of the creditor’s rights, including the attorney’s fees, legal costs, travel expenses, announcement fees and delivery fees, shall be for the account of Party B. Party B authorizes Party A to directly deduct such costs from the account opened by Party B at Party A. If the balance of such account is insufficient to cover such costs, Party B shall warrant that it will repay the balance upon receipt of Party A’s notice, for which Party A is not required to provide any certificate.

12.10 /

Article 13 Governing Laws and Dispute Resolution

13.1 The execution and construction of this Agreement and the resolution of disputes hereunder shall be governed by the laws of the People's Republic of China (excluding the laws of Hong Kong, Macau and Taiwan), and the rights and interests of the parties shall be protected by the laws of the People's Republic of China.

13.2 Any dispute arising out of the performance of this Agreement shall be resolved by the parties through negotiations; if such negotiations fail, either party may (choose one of the following three options by checking "√" in ⬜):

☑13.2.1 bring an action in the people's court of the place where this Agreement is signed;

⬜13.2.2 bring an action in the people's court of the place where Party A is located;

⬜13.2.3 apply to / (name of arbitration agency) for arbitration in (place of arbitration / ).

13.3. Upon notarization of this Agreement and each specific contract, endowing Party A with the enforcement effect, Party A may directly apply to the people's court of jurisdiction for enforcement of the debts owed by Party B under this Agreement and each specific contract.

Article 14 Effectiveness

This Agreement takes effect upon bearing the signature (or name seal) of the legal representatives/Chief Person-in-charge or authorized agents of the both parties and being affixed with their respective company chop/contract seal and automatically terminates on the expiry date of the credit period or on the date when all debts and other related expenses owed by Party B to Party A hereunder are paid off (whichever is later).

Article 15 Supplementary Provisions

This Agreement is made in three copies, one for each of Party A, Party B and Party A's superior, and / , and all copies have the equal legal effect.

Annex 1: Special Terms on Bank-Customs Direct (Customs Tax Payment Guarantee Business)

Annex 2: Special Terms on Buyer / Import Factoring Business

Annex 3: Special Terms on Order Loan Business

Annex 4: Special Terms on Guarantee to Discount of Commercial Acceptance Draft

Annex 5: Special Terms on Derivative Trading Business

Annex 6: Special Terms on Gold Leasing Business

Annex 7: Special Terms on Cross-border Trade Financing Business

Annex 1: Special Terms on Bank-Customs Direct (Customs Tax Payment Guarantee Business)

Article 1 Party B applies to Party A for the provision of the customs tax payment guarantee service within the credit line. The “customs tax payment guarantee service” refers to a service provided by Party A to Party B according to online payment banking guarantee orders issued by Party B via the electronic port/www.easipay.net and by providing the customs online with guarantees and commitments for payment of the tax payable (guaranteeing that the tax payable will be paid to the national treasury when due; and the system shows that Party A sends “successful payment” information to the electronic port/www.easipay.net) within the credit line, via the electronic port/www.easipay.net and in the form of e-payment guarantee. With such service, Party B may firstly go through goods clearance procedures, and then pay the relevant import and export taxes within such payment period as specified by the customs.

The advance paid by Party A according to its payment guarantee & commitment (whether such advance payment is made within the credit period or not) and the relevant interest and costs directly constitute Party B’s financing debts owed by Party B to Party A and shall be included into the scope of credit guarantees.

Article 2 Party B shall, according to such proportion as required by Party A, deposit certain funds as the margin (the account number shall be subject to that automatically generated or input by the system at the time of fund depositing) to provide the counter guarantee over the tax payment guarantee provided by Party A.

Article 3 Party A shall, in the capacity of the warrantor, issue the e-payment guarantee to the customs; and Party B shall understand and acknowledge that such e-payment guarantee constitutes an independent letter of guarantee. The guarantee liability assumed by Party A to the customs is the independent demand guarantee liability.

Article 4 Party B shall, through electronic ports/www.easipay.net issue withholding orders to Party A trade by trade. Party A shall, according to such withholding orders issued by Party B online, provide the payment guarantee & commitment to the customs. Party B grants Party A the right to deduct the principal and interest of the guarantee and commitment amount from the relevant margin account of Party B and fill out the relevant business vouchers according to the online withholding orders.

The specific time and amount as to each payment guarantee & commitment made by Party A within the credit line shall be subject to Party B’s online payment bank guarantee orders (payment guarantee withholding orders) received by Party A and kept in Party A’s online system. Party B must, within the credit period, issue the payment guarantee withholding orders to Party A. If Party B issues such payment guarantee withholding orders beyond the credit period, Party A will not accept Party B’s application.

Party A shall, according to the “payment period” (i.e., “Maturity date of the Tax Payable”) specified under the actual deduction orders issued by the electronic port/www.easipay.net to Party A, determine the maturity date of any single payment guarantee & commitment.

Article 5 If Party B does not apply for the customs tax payment guarantee service with its credit lines for consecutive month(s), Party A shall have the right to refuse to provide such service to Party B.

Article 6 Party B authorizes Party A to pay the tax payable to the customs by directly deducting the relevant amount from Party B’s account (including the margin account) without giving a prior notice to or obtaining the consent of Party B when the tax payable is due. If the account balance is insufficient to pay the tax payable, Party B shall warrant that it will remit the difference to the designated account for payment of taxes in full within 3 days prior to the maturity date of the tax payable for the purpose of payment of the tax payable in time. If Party B fails to timely supplement the difference, and if Party A pays the relevant amount to the national treasury for and on behalf of Party B according to its payment guarantee & commitment, Party A shall have the right to claim against Party B for the relevant amount and charge Party B the liquidated damages at an annual interest rate of / % according to the actual days as of the date when Party A pays the advance.

Article 7 Party A shall, on a quarterly basis, charge Party B the guarantee fees according to the actual transaction amount of the online payment bank guarantee service and at a rate of / %/year.

Article 8 If Party B fails to perform its obligations under the Credit Extension Agreement or this Annex or any statement, undertaking or warranty made by Party B is untrue, Party A shall have the right to take the breach disposal measures specified in the Credit Extension Agreement, and charge Party B 100% of the margin as per the total guarantee amount which Party A has provided the payment guarantee & commitment but no claim has been filed.

Annex 2: Special Terms on Buyer / Import Factoring Business

Article 1 Definitions

1.1 The “buyer/import factoring service” means the comprehensive factoring service provided by Party A as the buyer/import factor to the seller/export factor after the seller/export factor accepts the transfer of the receivables of which Party B is the debtor under a service contract, including collection and management of the approved payment and accounts receivable.

Under the buyer/import factoring service, if Party B suffers the buyer credit risk, Party A shall assume the approved payment liability to the seller/export factor. If any dispute arises during the performance of the service contract, Party A shall be entitled to transfer the account receivable it accepts to the seller/export factor.

1.2 The “seller/export factor” means a party signing the factoring agreement with the goods/service provider under the service contract (creditor of accounts receivable) and accepting the transferred accounts receivable held by the creditor of accounts receivable. Party A may concurrently act as the buyer/import factor and the seller/export factor.

1.3 A “dispute” means the defense, counterclaim or offset or similar act made or committed by Party B for the account receivable accepted by Party A due to any dispute between the creditor of accounts receivable and Party B due to the relevant goods, service, invoices or any other matters in connection with the service contract, and any act committed by any third party including claiming for the account receivable hereunder or applying for seal-up, freezing and attachment. If the account receivable accepted by Party A cannot be realized in whole or in part due to the buyer credit risk, it shall be deemed that a dispute has arisen.

1.4 A “service contract” means a transaction contract signed by and between Party B and the creditor of accounts receivable for the purpose of any goods transaction and/or service transaction settled by means of credit sale.

1.5 The “approved payment/secured payment” means the account receivable to be paid by Party A to the seller/export factor within a certain period after the account receivable is due in the event that Party B has suffered the buyer credit risk.

Article 2 At the request of Party B, Party A agrees to provide Party B with the buyer factoring service within the credit line. The amount and other relevant costs paid by Party A in the capacity of the buyer factor for the purpose of performing the approved payment liability shall be deemed as the credit loan granted by Party A to Party B under the Credit Extension Agreement.

As long as Party A has accepted the transferred account receivable within the credit period, even if Party A performs the approved payment liability beyond the credit period, Party A shall still have the right to file a claim against Party B in accordance with the Credit Extension Agreement and the service contract.

Article 3 Buyer/import factoring service charge

The “factoring service charge” means the service management fees to be charged for Party A’s provision of the buyer/import factoring service, which shall be charged by Party A against Party B at a certain proportion of the account receivable at the time of transfer closing. The specific rate shall be reasonably determined by Party A according to its service rules.

Article 4 For any dispute arising during performance of the service contract, Party B waives its right to raise a dispute. Now therefore, notwithstanding anything else herein, if Party B fails to effect payment in accordance with the service contract, it shall be deemed that Party B suffers the buyer credit risk, in which case, Party A shall make approved payment and Party B shall raise no objection in this regard.

Annex 3: Special Terms on Order Loan Business

Article 1 The “order loan service” means the loan service provided by Party A to Party B according to the business contract (or engineering contract) concluded by and between Party B and its downstream clients (payers) and for the purpose of granting the loan for the daily production and operation in accordance with the business contract (or for performance of the engineering contract), which primary source of repayment shall be the contract sales collections (or engineering collections) .

Article 2 Party B shall open a special account for collection of sales amounts under the business contract (or engineering contract) at Party A. All sales amounts under the business contract (or engineering contract) for which an order loan application is submitted must be directly collected and deposited in such special account for collection. Without the approval from Party A, no fund in such special account for collection may be used and no change shall be made in such special account for collection. Party B must notify the payer that such special account is the only account for collection of the sales amount. Party A shall have the right to deduct the relevant amount form such special account to repay the principal and interest, default interest and other relevant fees in respect of the order loan financing.

Article 3 Should any of the following circumstances occur, Party A may immediately suspend the use of Party B’s limit under the Credit Extension Agreement and take measures to dispose default in accordance with the Credit Extension Agreement:

3.1 Any downstream client of Party B delays in payment for three consecutive installments and Party A reasonably believes that such downstream client experiences the worsening financial position or other circumstances unfavorable to protection of Party A’s creditor’s rights;

3.2 Party B is disqualified by its downstream clients as supplier; Part B delays in delivery of goods to its downstream clients; the product quality is unstable; the construction is neither approved by the downstream clients nor carried out in accordance with the engineering contract; Party B’s qualification is reduced, which results in that Party B’s qualification no longer satisfies the downstream clients’ requirements; Party A reasonably believes that Party B experiences the operation difficulty and worsening financial position; or the amount collected from the downstream clients for three consecutive months is less than the total monthly amount to be repaid by Party B for the credit loan in accordance with each financing contract; or the downstream clients fail to effect payment for two consecutive installments in accordance with the engineering contract.

Annex 4: Special Terms on Guarantee to Discount of Commercial Acceptance Draft

Article 1 The “commercial acceptance draft discounting guarantee service” means the discounting service provided by Party A for the commercial acceptance drafts accepted by Party B or allowed to be applied for by any bearer to any branch of China Merchants Bank (hereinafter referred to as “Other Discounting Accepting Banks”). A bearer (hereinafter referred to as “Discounting Applicants”) may apply to Party A or Other Discounting Accepting Banks for discounting service with the commercial acceptance drafts. The discounting service will occupy the credit lines hereunder.

Whereas, Other Discounting Accepting Banks accept a bearer’s application for discounting service is conditional upon Party A’s provision of the commercial acceptance draft discounting guarantee service to Party B. Other Discounting Accepting Bank, upon provision of the discounting service, shall have the right to transfer the discounted draft to Party A, and Party A is obliged to accept such transfer. For any commercial acceptance drafts transferred by Other Discounting Accepting Banks and accepted by Party A, Party B undertakes to unconditionally pay for the amount shown on such commercial acceptance drafts on the maturity date, for which neither party shall raise objections.

Article 2 The commercial acceptance drafts mentioned in this Article include the paper commercial acceptance drafts and the electronic commercial acceptance drafts (hereinafter referred to as “Electronic Commercial Drafts”); and include the commercial acceptance drafts with interest payable by the Discounting Applicant and the commercial acceptance drafts with interest paid by the buyer.

The buyer interest paid commercial acceptance drafts discounting service means the note discounting service provided by Party A for the commercial acceptance drafts signed and accepted by Party B, which the discounting interest shall be paid by Party B.

Article 3 During the credit period, Party B shall open a commercial acceptance draft margin account in Party A (the account number shall be subject to that automatically generated or recorded by Party A’s system at the time of the margin received), and prior to acceptance of each note and as per such proportion as required by Party A, deposit in such margin account a certain amount of funds as the payment margin for the commercial acceptance drafts that are accepted by Party B and for which Party A undertakes to provide discounting service.

Party B shall, prior to the maturity date of each commercial acceptance draft, deposit the sufficient amount in the margin account opened by Party B in Party A for the purpose of paying for the amount shown on the commercial acceptance drafts when due.

Article 4 During the credit period, the Discounting Applicant may, by virtue of the commercial acceptance drafts accepted by Party B, apply to Party A for discounting directly or to Other Discounting Accepting Banks for discounting. Party A or Other Discounting Accepting Banks shall have the right to review the Discounting Applicant’s qualification, request Party B to make review confirmation and at its own discretion determine whether to provide discounting service.

Upon provision of the discounting service, Other Discounting Accepting Banks shall have the right to, in accordance with the relevant regulations of China Merchants Bank, endorse and transfer to Party A the commercial acceptance drafts that have been discounted by Other Discounting Accepting Banks. After Party A provides the discounting service or accepts the commercial acceptance drafts transferred by Other Discounting Accepting Banks, Party B shall, at the request of a bearer, unconditionally pay Party A for the amount payable shown on the commercial acceptance drafts in full and in time.

Article 5 The opening and discounting of Electronic Commercial Drafts shall be subject to the service information kept in the electronic note system of the People’s Bank of China, or client statements of account filled out or printed on the basis thereof or other relevant service records. Party A’s service records shall be the integral part hereof and have the same legal effect as this Agreement. Party B accepts the accuracy, authenticity and legality of such service records.

Article 6 If there is any dispute over the basic contract for the commercial acceptance drafts discounted by Party A within the credit line, such dispute shall be coordinately settled by Party A with the relevant party. Prior to expiry of each note, Party B shall still be obliged to deposit the margin and the note amount in full and in time in accordance with the aforementioned provisions.

Article 7 If Party A has provided the discounting service for the commercial drafts accepted by Party B or accepted the commercial drafts transferred by Other Discounting Accepting Banks, and if Party B fails to pay the commercial draft amount in full prior to the maturity date, Party A shall be entitled to deduct the relevant amount from any margin account opened by Party B at China Merchants Bank. If Party B fails to deposit the sufficient amount or if Party B’s account balance is insufficient for deductions, which results in that Party A has to effect payment for and on behalf of Party B, Party A may, in accordance with the relevant provisions of the Measures for Payment and Settlement, charge the default interest at a rate of 0.05% of the advance amount for each overdue day.

Annex 5: Special Terms on Derivatives Trading Business

Article 1 For any derivatives trading agreed by Party A to provide based on Party B’s application, such derivatives trading may occupy the credit line at a certain percentage of the notional transaction principal/transaction amount, or Party A may, according to the specific agreements between the parties, increase the occupied credit lines of Party B in the case of any floating loss in such derivatives trading (in entering into any transaction, Party A may determine the occupied credit lines amount based on the risk degree coefficient corresponding to the category, term, risk degree and the deducted credit lines in respect of such transaction). The actually occupied credit lines amount is subject to the record contained in the notice of occupation and/or transaction confirmation/certificate and other relevant transaction documents issued by Party A.

Article 2 For any derivatives trading with any balance or loss within the credit period, the credit lines shall be occupied in accordance with the provisions of the preceding paragraph, regardless of whether such trading takes place within the credit period or not.

Annex 6: Special Terms on Gold Leasing Business

Article 1 The “Gold Leasing” service means the service provided by Party A to Party B, which is carried out by leasing the physical gold by Party A to Party B and returning by Party B the gold of the same quantity, quality and property when due and timely paying the rent to Party A in renminbi.

Article 2 Party A may, at the request of Party B, provide Party B with the Gold Leasing service within the credit period and the credit line. The physical gold leased by Party A shall occupy the credit line at such value as agreed in the Gold Leasing agreement concluded by and between the parties, and constitute the debts owed by Party B to Party A.

Annex 7: Special Terms on Cross-border Trade Financing Business

Article 1 The cross-border linkage trade financing service means the cross-border trade financing service jointly provided by Party A and overseas branches of China Merchants Bank (“Linkage Platform”) based on the application submitted by Party B against the background of Party B’s true cross-border trade with overseas companies.

Article 2 The cross-border linkage trade financing service includes the following categories: back-to-back letter of credit, entrusted issuance of letter of credit, entrusted overseas financing, notes certification, guarantee-based overseas credit loan and cross-border trade financing direct train. The specific definition and service rules of each service category shall be determined according to the corresponding service agreement.

Article 3 Under the back-to-back letter of credit, the overriding credit applied by Party B to Party A for issuance shall directly occupy the credit lines hereunder; and the documentary credit or advance granted or paid by Party A in performing its obligations under such overriding credit as an issuing bank (whether such circumstance occurs within the credit period or not) and the relevant interest and fees constitute the financing debts owed by Party B to Party A and shall be included into the scope of credit guarantees.

Under the entrusted issuance of letter of credit/entrusted overseas financing, if Party A, at the request of Party B, entrusts the Linkage Platform to accept the L/C for which an overseas company submits an issuance application/trade financing provided such L/C and trade financing shall occupy the credit lines hereunder. If Party A grants the advance against inward documentary bills under collection or provide the advance to Party B for payment under inward collection, such negotiation or advance payment (whether it is granted or made within the credit period or not) and the relevant interest and costs directly constitute the financing debts owed by Party B to Party A and shall be included into the scope of credit guarantees.

In the case of check guarantee, Party A may, at the request of Party B, directly occupy Party B’s credit lines hereunder to provide additional guarantees for Party B’s acceptance drafts. If Party B fails to pay the check amount in full and in time, Party A shall be entitled to directly pay the advance for the certified check. Such advance payment (whether it is made within the credit period or not) and the relevant interest and costs shall be included into the scope of credit guarantees.

Under the guarantee-based overseas credit loan, Party A may, according to the letter of guarantee/standby letter of credit issued at the request of Party B, directly occupy the credit lines hereunder. After the overseas company transfers the collection equity (other than the claim right) under the letter of guarantee to the Linkage Platform, if the Linkage Platform files a claim against Party A according to the letter of guarantee/standby letter of credit, the advance paid by Party A (whether such advance payment is made within the credit period or not) and the relevant interest and costs directly constitute the financing debts owed by Party B to Party A and shall be included into the scope of credit guarantees.

Under the cross-border trade financing direct train, after Party A approves Party B’s trade financing at the request of Party B, the trade financing directly provided by the Linkage Platform to Party B shall occupy the credit lines hereunder. If Party B fails to repay the trade financing amount to the Linkage Platform in full and in time, Party A shall be entitled to repay such amount in the form of the negotiation or advance payment, in which case, such negotiation or advance payment (whether such negotiation or advance payment is granted or made within the credit period or not) and the relevant interest and costs directly constitute the financing debts owed by Party B to Party A and shall be included into the scope of credit guarantees.

Special Tips:

The parties hereto have conducted sufficient negotiation regarding all terms of this Agreement (including Schedules). The bank has asked the other parties to pay special attention to and have a complete and accurate understanding of the terms in connection with the discharge or limitation of the bank's liability, rights unilaterally enjoyed by the bank, addition of such other parties’ liability or limitation of their rights. The Bank has made corresponding explanation to the above-mentioned terms at the request of the other parties. The parties hereto have the same understanding of the terms hereof.

(The remainder of this page is intentionally left blank.)

(This page is the signature page of the Credit Agreement numbered 4802181206)

Party A:
(sealed)

Chief Person-in-charge or Authorized Agent

(Signature/Name Seal):

Party B:
(sealed)

Legal Representative/Chief Person-in-charge or Authorized Agent:

(Signature/Name Seal): /s/ Bizuo (Tony) Liu

Date: January 19, 2019

Place of Signing: Yangpu District, Shanghai City